EXHIBIT 99.1

NEWPAGE HOLDINGS INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) TO EBITDA AND ADJUSTED EBITDA (UNAUDITED)

	Three Months Ended		Year Ended
	December 31,		December 31,
(Dollars in millions)	2014	2013	2014	2013
Net income (loss)	$(235)	$1	$(328)	$(2)
Interest expense	20	12	111	47
Income tax (benefit)	(1)	(2)	(1)	(2)
Depreciation and amortization	51	47	189	184
EBITDA (1)	(165)	58	(29)	227
Equity awards	12	2	11	14
Asset impairment charges	198	—	198	—
(Gain) loss on disposal of assets	2	1	4	2
Integration and related severance costs and other charges	—	4	—	14
Post-emergence bankruptcy-related items	—	—	1	4
Merger related costs	9	7	21	8
Other	—	1	1	—
Adjusted EBITDA (1)	$56	$73	$207	$269

(1) EBITDA is defined as net income (loss) before interest expense, income taxes, depreciation and amortization. EBITDA and Adjusted EBITDA (as described in table above) are not measures of our performance under accounting principles generally accepted in the United States (“U.S. GAAP”), are not intended to represent net income (loss), and should not be used as alternatives to net income (loss) as indicators of performance. EBITDA and Adjusted EBITDA are shown because they are bases upon which our management assesses performance and are primary components of certain covenants under certain of our financing arrangements. In addition, our management believes EBITDA and Adjusted EBITDA are useful to investors because they and similar measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies. The use of EBITDA and Adjusted EBITDA instead of net income (loss) has limitations as an analytical tool, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. Our measures of EBITDA and Adjusted EBITDA are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.